Exhibit 10.48

CONFIDENTIAL SETTLEMENT AGREEMENT

AND RELEASE OF ALL CLAIMS

This Confidential Settlement Agreement and Release (the “Agreement”) is entered into as of this     th day of May, 2012 (the “Date of Execution”), between and among Louis J. Maione, Esq., Cancer Genetics, Inc (“CGI”), John Pappajohn, Raju Chaganti, Andrew Pecora, Tommy Thompson, Edmund Cannon, Matthew Kinley, Panna Sharma, and GAP Partners, LLP (“GAP”) (collectively, the “Settling Parties”).

WHEREAS, on or about April 3, 2012, Maione commenced an action against CGI in the Supreme Court of the State of New York, County of New York, captioned Louis J. Maione v. Cancer Genetics, Inc., Index Number 651068/2012 (the “NY Action”), asserting a breach of contract claim relating to consulting services Maione provided to CGI; and

WHEREAS, on or about April 3, 2012, Maione commenced an action against CGI, Raju Chaganti, Andrew Pecora, Tommy Thompson, Edmund Cannon, John Pappajohn, Matthew Kinley, Panna Sharma and GAP in the United States District Court for the District of New Jersey, captioned Louis J. Maione v. Cancer Genetics, Inc., et al., Docket No. 12-cv-02027 (JLL)(MAH) (the “DNJ Action”), asserting fraud and related claims relating to the agreements pursuant to which Maione left CGI’s employ in June of 2010 and the sale of his equity interests in CGI; and

WHEREAS, on April 12, 2012, CGI filed a Notice of Removal in the NY Action, removing it from the Supreme Court of the State of New York, County of New York, to the United States District Court for the Southern District of New York, where it was assigned Docket No. 12-cv-2895 (the “SDNY Action”); and

WHEREAS, on April 20, 2012, Maione filed a Notice of Voluntary Dismissal Without Prejudice in the DNJ Action, dismissing that Action without prejudice; and

WHEREAS, on April 24, 2012, Maione filed an Amended Complaint in the SDNY Action which, among other things, added John Pappajohn as a defendant and certain additional causes of action,; and

WHEREAS, the Settling Parties wish to (i) settle and dispose with full prejudice any and all claims between them relating to or arising out of the SDNY Action and the DNJ Action, without the admission of liability by any party and, (ii) avoid the further expense and inconvenience of litigation.

NOW, THEREFORE, the Settling Parties, intending to be legally bound, and in consideration of the mutual covenants and other good and valuable consideration set forth herein below, do hereby agree as follows:

1. Payment of settlement amount. CGI will pay a total of $350,000.00 to Maione (the “Settlement Amount”) in full and final settlement of this action. The Settlement Amount will be paid by wire transfer to the Citibank NA account of Maione specified in Schedule A to this Agreement paid by the earlier of (i) ten (10) days after the completion of CGI’s initial public offering, or (ii) thirty (30) days after the date this Agreement is executed. John Pappajohn shall personally guaranty payment of the Settlement Amount and shall sign a guaranty agreement in the form annexed hereto as Exhibit A.

2. Stipulation of Dismissal. Within five (5) days of the execution of this Agreement, Maione shall dismiss with prejudice the SDNY Action by filing a stipulation of dismissal pursuant to Rule 41(a)(l)(A)(ii) of the Federal Rules of Civil Procedure in a form acceptable to CGI’s counsel.

3. Confidentiality; Non-disparagement.

(a) Maione shall keep the terms of this Agreement strictly confidential and shall not disclose or cause to be disclosed through others, publish or otherwise disseminate in any way information pertaining to this Agreement to anyone. Notwithstanding the foregoing, Maione may disclose the Agreement to his legal counsel and accountants, -and shall simultaneously inform them of the confidentiality requirements of this Agreement. Nothing in this paragraph shall prohibit CGI from disclosing the terms of this Agreement as part of its initial public offering.

(b) The Settling Parties agree to refrain from directly, or indirectly, making any disparaging remarks about the other parties, its attorneys and employees. “Disparaging remarks” shall mean stating or publishing a matter that is untrue.

4. No Admissions of Liability. It is expressly agreed and understood that this Agreement and the settlement it represents are entered into solely for the purpose of allowing the parties to avoid the expenses of litigation. This Agreement constitutes the compromise of disputed claims and that this Agreement is not and should not be considered or construed as an admission of any liability or wrongdoing on the part of any Settling Party to this Agreement, each of which expressly deny that it has in any respect violated or abridged any Federal, State, or local law or any contractual or other right or obligation, or otherwise.

5. Release of Claims.

(a) Upon execution of this Agreement, Maione releases and forever discharges CGI, John Pappajohn, Raju Chaganti, Andrew Pecora, Tommy Thompson, Edmund Cannon, Matthew Kinley, Panna Sharma, and GAP Partners, LLP, and, as applicable, each of their respective past and present parent entities, subsidiaries, divisions, affiliates, stockholders, partners, limited partners, general partners, investors, successors, assigns, agents, directors, managers, attorneys, members, stockholders, employees, trustees, administrators, and anyone acting on their behalf, including but not limited to Equity Dynamics, Inc., and any person or entity who purchased securities of CGI from GAP Partners, LLP and their successors and assigns (collectively, the “Released Parties”), from and against all causes of action, claims, suits, debts, liens, damages, judgments, and demands that Maione can or could assert against the Released Parties, including, but not limited to, any causes of action, claims, suits, debts, liens, damages, judgments, and demands alleged in or arising out of or related to the NY Action, the SDNY

Action and the DNJ Action. Maione covenants, to the maximum extent permitted by law, that neither he nor any of his permitted successors or assigns has to date nor will at any time hereafter file, commence or maintain or authorize or permit any third party to file, commence or maintain on its behalf, any proceeding before any federal, state or local court, administrative body or authority or arbitral organization or other tribunal against any of the Released Parties. Nothing in this paragraph shall prevent any party from enforcing the terms of this Agreement.

(b) Upon execution of this Agreement, CGI, John Pappajohn, Raju Chaganti, Andrew Pecora, Tommy Thompson, Edmund Cannon, Matthew Kinley, Panna Sharma, and GAP Partners, LLP, release Maione from and against all causes of action, claims, suits, debts, liens, damages, judgments, and demands that they can or could assert against Maione; provided, however, that if a third party asserts or files any claim against a Released Party (a “Third Party Claim”), such Released Party may assert and/or file against Maione any claim available to it arising out of or in any way related to such Third Party Claim or which may serve as a defense to or setoff or mitigation of damages against such Third Party Claim, free from any restrictions of this release.

6. Representations of the Parties. The Settling Parties represent and warrant to each other that (i) they have the full right, power and authority to enter into, execute and deliver this Agreement, and (ii) this Agreement has been duly executed and delivered and constitutes the valid and binding obligations of each of the Settling Parties.

7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors, permitted assigns, heirs and representatives.

8. Complete Agreements; Amendment. This Agreement constitutes the complete Agreement and understanding of the parties with respect to the subject matter hereof and supersedes any previous Agreements or understandings between the parties related thereto. No amendment or waiver of this Agreement nor consent to any departure by a party therefrom shall in any event be effective unless the same shall be in writing and signed by both parties hereto, and then such waiver or consent shall only be effective in the specific instance and for the specific purpose for which it was given.

9. Severability. If any one or more paragraph, clause or other portion hereof is determined to be illegal, invalid or invalidated or unenforceable within any jurisdiction by reason of any existing law or statute, then, to that extent and only within the jurisdiction in which it is illegal, invalid or unenforceable, it shall be limited, construed or severed and deleted herefrom, and the remaining portions hereof shall survive, remain in full force and effect, continue to be binding upon the parties, and shall not be affected thereby, except insofar as may be necessary to make sense hereof, and shall be interpreted to give effect to the intention of the parties insofar as that is possible.

10. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New Jersey without regard to principles thereof relating to conflict of laws.

11. Jurisdiction and Venue. Any action brought to enforce this Agreement may be brought only in the state or federal courts located in the State of New Jersey and the parties hereby agree to consent to personal jurisdiction as to any such action in said courts.

12. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument. A facsimile transmission or an electronic PDF transmission of a signed original of this Agreement shall have the same effect as delivery of a signed original.

13. Joint Preparation. The parties participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to consult with legal counsel of their choosing and to review, comment upon, and redraft this Agreement freely and voluntarily. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared it, and any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.

IN WITNESS WHEREOF, each of the parties has executed this Agreement as in the date and year first above written.

LOUIS J. MAIONE, ESQ.

/s/ Louis J. Maione

CANCER GENETICS, INC.

By:	/s/ Panna L. Sharma
Name:	Panna L. Sharma
Title:	President & CEO

RAJU CHAGANTI

/s/ Raju Chaganti

ANDREW PECORA

/s/ Andrew Pecora

TOMMY THOMPSON

/s/ Tommy Thompson

EDMUND CANNON

/s/ Edmund Cannon

JOHN PAPPAJOHN

/s/ John Pappajohn

MATTHEW KINLEY

/s/ Matthew Kinley

PANNA SHARMA

/s/ Panna Sharma

GAP PARTNERS, LLP

By:	/s/ Matthew P. Kinley
Name:	Matthew P. Kinley
Title:	Managing Member

IN WITNESS WHEREOF, the Guarantor has duly signed this Agreement on the date stated above.

GUARANTOR

/s/ John Pappajohn
John Pappajohn